Exhibit 16

January 3, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Leet Technology, Inc. under Item 4.01 of its Form 8- K dated January 3, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Leet Technology, Inc. contained therein.

Very truly yours,

/s/ Simon & Edward, LLP

Simon & Edward, LLP